Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

To:	Lloyds Bank plc 25 Gresham Street London EC2V 7HN

4 February 2014

Our Ref	L-214351

Dear Sirs

Lloyds Bank plc (the “Issuer”) Medium Term Notes, Series A and Series B (the “Notes”) to be issued pursuant to the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on 7 June 2013 (the “Programme”).

1	We have acted as English legal advisers to the Issuer in connection with the Programme and have taken instructions solely from the Issuer.

2
This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, Scots law, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	(except in the case of the Issuer) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party; and

4.2
the meetings of the Board of Directors of the Issuer held on 17 December 2010 and 29 November 2012 (in respect of which extracts of the minutes have been supplied to us) were duly convened and constituted, a quorum was present and acting throughout and the resolutions referred to in the minutes were duly and validly passed and have not been amended, modified or rescinded.

5	References in this opinion to the “Notes” include the global certificates representing the Notes upon issue unless the context indicates otherwise.

6
Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualification in paragraph 7 below and to any matters not disclosed to us, we are of the following opinion:

6.1	As at the date hereof, the Issuer is a company incorporated in England under the Companies Acts 1862 and 1985.

6.2
The Issuer has corporate power to enter into and to perform its obligations under the Notes and, provided that each Note is authorised, executed and delivered as provided in the minutes, the sealing memos and powers of attorney referred to in the Schedule hereto and the Articles of Association of the Issuer, the Issuer will have duly authorised, executed and delivered the Notes.

7	This opinion is subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments and orders made, or which may be made, under it.

8
This opinion extends to Notes issued within four months from the date hereof and is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations, consents and opinions referred to in the Schedule to this opinion. This opinion is also given on the basis that, unless otherwise agreed between us, we undertake no responsibility to notify you of any change in English law after the date of this opinion.

9
This opinion is addressed to you for your benefit in connection with the issue of the Notes. It is not to be relied upon by any other person without our express consent except that this opinion may be relied upon by initial purchasers of Notes issued within four months from the date hereof, and by Davis Polk & Wardwell LLP for the purposes of any opinions it delivers with respect to certain matters of the laws of the State of New York and the federal laws of the United States of America pertaining to any such Notes.

10
We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by Lloyds Banking Group plc (the “Guarantor”) and further consent to the reference to our name in (i) any pricing supplement or (ii) any report on Form 6-K pursuant to which an opinion delivered by Davis Polk & Wardwell LLP is filed by the Guarantor, in either case, relating to a tranche of Notes issued within four months from the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the Articles of Association of the Issuer.

2	Extracts of the minutes of meetings of the Board of Directors of the Issuer held on 17 December 2010 (adding the Issuer to the Programme) and 29 November 2012.

3	Sealing memos dated 4 January 2011 and 16 January 2012 containing the powers of attorney for the Issuer in respect of the Programme.

4	Power of attorney for the Issuer in respect of the Programme dated 18 December 2012.

5	Officer’s certificate of the Issuer dated 4 February 2014.

6	Copies of the opinions dated 4 February 2014 of Davis Polk & Wardwell LLP, US Counsel to the Issuer and Guarantor, and Dundas & Wilson CS LLP, Scottish Counsel to the Guarantor.